Exhibit 99.1

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CTG

Q3 2013 Earnings Conference Call

Jim Culligan

Thank you,             , and good morning everyone. We certainly appreciate your time and your interest in CTG. On the call today, we have CTG’s Chief Executive Officer, Jim Boldt, and Brendan Harrington, Senior Vice President and Chief Financial Officer. Jim and Brendan are going to review the results for the third quarter of 2013 and then update you on the Company’s strategy and outlook. We’ll follow with an opportunity for Q&A. If you don’t have the news release discussing our financial results, you can access it at the Company’s website at http://www.ctg.com/.

Before we begin, I want to mention that statements in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations, and predictions for the future are forward-looking statements. It’s important to note that the Company’s actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our earnings release as well as in the Company’s SEC filings. You can find these at our website, or the SEC’s website at www.sec.gov. Please review our forward-looking statements in conjunction with these precautionary factors. With that, I’d like to turn it over to Jim to begin the discussion.

Jim Boldt

Thanks Jim and good morning everyone, this is Jim Boldt. I want to thank you for joining us this morning for our third quarter earnings conference call. As you saw in our news release our revenues decreased when compared to last year as we continued to

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experience delays in healthcare project starts as hospitals deal with lower reimbursements caused by sequester cuts and as we experienced a reduction in spending from a significant staffing customer. Our focus on expense control helped our earnings per share to come in at the midpoint of our guidance and once again caused our operating margin to come in at 6%. I am going to talk more about our results and what we see for the fourth quarter and the full year, but first I am going to ask Brendan to start us off with a review of our financial results.

Brendan.

Thanks Jim. Good morning everyone.

For the third quarter of 2013, CTG’s revenue was $100.7 million, a decrease of $5.7 million compared with the third quarter of 2012. Third quarter 2013 had 63 billing days, the same as the third quarter 2012.

Solutions revenue in the third quarter of 2013 totaled $40.0 million, a decrease of $4.2 million or 9.5 percent compared to the third quarter 2012, primarily due to lower revenue from electronic medical record projects. As a percentage of total revenue, solutions revenue was 40 percent compared to 42 percent a year ago. Staffing revenue in the quarter decreased $1.5 million, or 2.5 percent, to $60.7 million, reflecting reductions in staffing from a large client offset by higher demand for technical resources from several other clients.

Third quarter revenue from IBM, our largest customer, was $23.0 million compared with $28.3 million in third quarter 2012. As a percent of total revenue, revenue from IBM decreased to 22.9 percent in the 2013 third quarter compared with 26.6 percent of total revenue in the 2012 third quarter. The revenue from IBM in the quarter was negatively impacted by approximately $1.2 million when compared with the third quarter 2012 as a result of IBM’s spinoff of its retail business to another large company. Although this change lowered our revenue from IBM, the spin off did not have a negative impact on CTG’s overall revenue since we’ve retained the business with this new client.

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Revenue from our European operations was $18.2 million, a 12 percent increase from the $16.3 million recorded in last year’s third quarter. The effect of foreign currency fluctuations during the third quarter of 2013 increased consolidated revenue by approximately $1.0 million. On a local currency basis, our European revenue increased by 5.6 percent compared with the 2012 third quarter. Excluding the effect of the etrinity acquisition that we closed in February 2013, European revenue increased by 8 percent or 2.5 percent in constant currencies.

Direct costs as a percentage of revenue were 79.0 percent in the third quarter compared with 78.3 percent in the third quarter of 2012 reflecting the decrease in the higher margin EMR revenue. SG&A expenses as a percent of revenue decreased to 15.0 percent from 15.8 percent in the third quarter of 2012 as a result of our disciplined cost management.

The billable travel expenses included in the third quarter 2013 revenue and direct costs were $2.8 million. The billable travel expenses for the third quarter 2012 totaled $3.3 million.

Third quarter operating income was $6.1 million, a decrease of approximately $300,000 or 4.3 percent year-over-year. Operating margin in the third quarter increased to 6 percent of revenue, a 10 basis point improvement from last year’s 5.9 percent. The year-over-year decrease in operating income was due primarily to the decreases in our EMR revenue offset by lower SG&A expenses.

Net income in the third quarter was $3.9 million, an increase of $50,000 or 1.3 percent compared to the third quarter 2012. On a per diluted share basis, net income was 23 cents for the quarter, the same as in the third quarter 2012.

The tax rate for the 2013 third quarter was 35.2 percent compared with 39 percent in the 2012 third quarter. The lower rate is primarily the result of the reversal of certain tax reserves and federal tax credits recorded in the third

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quarter 2013 that did not occur in the third quarter 2012. We expect the tax rate for the full year 2013 to be between 35 and 37 percent compared to 36.5 percent for 2012. Excluding the effect of approximately $1.3 million of non-taxable insurance proceeds received in the second and fourth quarters of 2012, the tax rate for 2012 was 38.4 percent.

The 2013 third quarter results include equity compensation expense of approximately $0.03 per diluted share, net of tax while the third quarter 2012 included equity compensation expense of $0.02 per diluted share, net of tax.

Our headcount at the end of the third quarter was 3,800, a decrease of 100 people, or 2.6 percent, compared to the end of the second quarter 2013 and the same as compared to the end of the third quarter 2012. Of the 3,800 employees at the end of third quarter 2013, 91 percent were billable resources.

At the end of the third quarter 2013, we had no debt and $31.5 million of cash on the balance sheet compared to $29.4 million of cash at the end of third quarter 2012. Both the third quarter of 2013 and 2012 ended on a U. S. biweekly payroll date.

Our day’s sales outstanding was 68 days at the end of third quarter 2013 compared with 64 days at the end of second quarter 2013. The increase in DSO was due to the timing of cash proceeds received at the end of the comparative quarters as a result of a general lengthening of client’s payment cycles. Our cash provided by operations in the third quarter of 2013 was approximately $3.0 million as compared with approximately $6.2 million in the third quarter of 2012 primarily related to changes in working capital. In the quarter, we had $949,000 in capital expenditures and recorded depreciation expense of $685,000.

We repurchased 224,000 shares of CTG common stock during the third quarter of 2013. With the new 1 million share repurchase authorization, our current repurchase authorization is for approximately 1.2 million shares. As it remains accretive to our earnings, we intend to continue our repurchase program during the remainder of 2013.

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Jim

Thanks Brendan.

In aggregate, revenue declined by 5% in the 2013 third quarter with our solutions business decreasing 9.5% to 40% of our total revenue. The decline in our solutions business came from our healthcare vertical where our hospital clients, faced with a reduction in income and cash flow due to the sequester cuts to Medicare, have reduced spending.

On our conference call at the end of July, we mentioned we received one RFP for an electronic medical record project for which the hospital had not decided what IT services firm would be awarded that project. We received one new RFP for an EMR project in the last three months. We are still waiting on a decision on those two RFPs as to what IT Services firm will be chosen for those projects.

When we started the third quarter of 2013 we had 16 active EMR projects. During the third quarter, one project started and two projects ended in the quarter. Therefore, at the end of the third quarter of 2013 we had 15 active EMR projects.

We also mentioned on our last several conference calls that one of the hospital systems we bid on that had not yet picked an IT Services company has approximately 5,000 beds, significantly more than our average client. While we still think we are in a good position to get some of that work, the timing of starting that project has been delayed. Also, the very significant implementation project we previously have talked about that was originally expected to start early in 2013 continues to be delayed.

In the short-term we believe that our EMR business growth will be constrained due to hospitals having to deal with the reimbursement cuts that have occurred. We have seen hospitals go though cycles like this before where they have had to delay capital

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spending. It occurred in 1998 when US Federal government balanced the federal budget by reducing Medicare and Medicaid payments. After a period of time the government realized it was beginning to bankrupt smaller hospitals and increased reimbursements. Again in the first half of 2009 hospitals stopped launching new projects as the tax exempt bond market, where most hospitals finance their long term capital needs, virtually disappeared. When this credit crunch eased, CTG’s EMR business recovered. While the market is again constrained in the short-term, long-term there is still significant opportunity for growth for our EMR business. Only 40 percent of hospitals in the US have reached the meaningful use stage one threshold. Not all of the software that hospitals use for EMRs have been upgraded to meet the standards of meaningful use stage two and many are concerned that some of the existing software cannot be modified to meet the more stringent standards. The same is true of physician practices. A recent report on healthcare IT speculated that up to 50% of the practices that had installed an EMR system in the last two to seven years would have to convert to another software application in the next two years as their existing applications would not meet the increasingly stringent standards that the government is imposing on them. Further in order to achieve the kind of savings that the US federal government has projected, the healthcare system is going to have to exchange health records and that means that the Health Information Exchanges, or HIEs, will have to be built. So you can see why we are still optimistic in the long-term about our US EMR business as most of the work for the healthcare system to convert to electronic medical records still appears to be ahead of us.

And finally, we believe that European hospitals will ultimately install US software, and that will likely create EMR work for CTG for another decade given our recent acquisition in Europe of eTrinity. Recently CTG won our first advisory consulting project for a European hospital. While the initial engagement is small, it puts CTG in a position to provide consultants as the project ramps up in 2014 and to leverage our experience on this project for EMR work at other European providers.

Fortunately for CTG, EMRs are not our only healthcare offerings and our acquisition of eTrinity and our other healthcare offerings continue to have a positive impact on our

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business. We started two new healthcare outsourcing engagements in the second quarter of 2013 and bid on four additional projects in the third quarter. In the current tight provider spending environment, we see excellent opportunity for us in application outsourcing as it supports significant, immediate savings for hospitals without them making a large financial investment. CTG also has an outstanding reputation in this area and these engagements are typically for multiple years, providing an annuity-like revenue stream.

In the third quarter of 2013 our SaaS offerings had the same incremental impact of adding approximately one million dollars to revenue and two cents to earnings per share as the offerings had in the third quarter of 2012. We still anticipate closing at least one additional fraud, waste and abuse engagement by year end. Originally we had expected that this additional customer would have signed an engagement contract early in the third quarter and therefore added to income in the fourth quarter of the year. As we have not yet signed this new customer, and it would be impossible to process their claims and recover monies by year end, we now estimate that our SaaS offerings will incrementally increase our EPS by 10 cents per share at the mid-point of our guidance in 2013 and that three to five cents per share of profit from our SaaS offerings will occur in the fourth quarter of the year.

Having covered healthcare, I would also like to talk about the other three vertical markets on which we focus. Our technology service provider market, which is all staffing business, declined by 17% in the third quarter of 2013 when compared to the third quarter of last year. Our financial services vertical had another excellent quarter. Most of the revenue gain in financial services came from our European operations. Our energy business revenue was flat when compared to the third quarter of 2012.

Turning to our staffing business its revenue declined 2.5% when you compare the third quarter of 2013 to the third quarter of 2012. The staffing business was negatively impacted by staffing reductions made by a significant customer in both the second and third quarters.

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Looking to the fourth quarter of 2013, we are forecasting total revenue to be in the range of $104 to $106 million. We are forecasting earnings per share in the fourth quarter of 2013 to be in the range of 22 to 24 cents per diluted share.

For the 2013 full year, we now expect a revenue range of $420 to $422 million or a 1% decrease at the mid-point of our guidance when compared to 2012. Based upon our revenue forecast and the anticipated mix of business, we now expect 2013 net income per diluted share to be in the range of $.93 to $.95 or a 7% increase from 2012 at the mid-point of our guidance, excluding the gains from life insurance proceeds in 2012.

We thought it would be helpful to briefly share our thinking on how we set our recent guidance for the year. First, we think our healthcare business will decline by approximately 7% in 2013.

For our non-healthcare solutions business we are projecting a revenue increase of approximately 3%.

We are forecasting a 1.5% increase in our staffing business in 2013.

We continue to remain optimistic about CTG’s long-term growth potential.

While going through a transitional period at this time we expect our US healthcare business to return to growth, particularly when some of the larger hospital systems begin their EMR projects. In the short-term, we expect to see growth in our outsourcing business. With the recent acquisition of eTrinity, a Benelux health IT consulting firm, we have positioned CTG to participate in the adoption of US packaged software by European hospitals.

We have been working on a number of betas with states and payers over the last year or so for our fraud, waste and abuse application. We expect another one of those betas will close before year end and others in 2014.

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We are stepping up marketing of our IT medical management model following a very successful implementation at a large, university affiliated medical practice. This offering is a clinical decision support application that alerts doctors when the kidneys of patients with chronic kidney disease are about to fail, thus allowing the doctor to intercede, avoiding a costly visit to an emergency room.

We are also working with a client to combine genomic sequencing with electronic medical records. This will be only the third time that we know of that this combination has been done. This work will position CTG with one of the first of its kind cutting edge offerings in the genomic science field.

We think that if you look at how CTG is positioned in healthcare, the world’s fastest growing industry, you can see why we continue to be optimistic in our future growth opportunities.

With that, I’d like to open the call to questions if there are any. Operator, if you would please manage our question and answer period.

CTG is firmly established in healthcare, one of the fastest growing major U.S. industries. While in the short-term our hospital clients have to deal with the reimbursement reductions imposed on them by the US federal government, they still have significant long-term information technology needs. We have offerings to meet the IT needs of providers and payers including electronic medical records; fraud, waste and abuse; ICD-10 conversions; accountable care organizations; genomic sequencing and IT-driven medical management models for chronic diseases, all of which are expected to be in strong demand for several years. As such, we remain very excited about CTG’s long-term future growth prospects.

I would like to thank you for your continued support and for joining us this morning. Have a great day.